EXHIBIT 99.1

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF THE

NEWMARKET CORPORATION

7.125% Senior Notes due 2016 (CUSIP 651587AC1)

March 15, 2012

NOTICE IS HEREBY GIVEN, pursuant to Sections 3.03 and 12.02 of the Indenture, dated as of December 12, 2006 (as amended and supplemented to the date hereof, the “Indenture”), among NewMarket Corporation, a Virginia corporation (the “Company”), the guarantors party thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”) that all of the Company’s outstanding 7.125% Senior Notes due 2016 (CUSIP 651587AC1) (the “Redeemed Notes”) will be redeemed by the Company and become due and payable on April 16, 2012 (the “Redemption Date”) at a redemption price equal to 103.563% of the principal amount of the Redeemed Notes (the “Redemption Price”), or approximately $1,035.63 per $1,000 of principal amount, plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon, to the Redemption Date.

Wells Fargo Bank, N.A. is the Paying Agent. Each Holder (as defined in the Indenture) of Redeemed Notes must surrender such Redeemed Notes to the Paying Agent in order to collect the Redemption Price. On or before the Redemption Date, the Redeemed Notes must be surrendered to the Paying Agent for redemption at the following address:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:

Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Unless the Company defaults in making the redemption payment, interest on the Redeemed Notes will cease to accrue on and after the Redemption Date. The Redeemed Notes are being redeemed pursuant to Section 3.07(b) of the Indenture. No representation is made herein as to the correctness or accuracy of the CUSIP number listed herein or printed on the Redeemed Notes.

If you have any questions, you may call Wells Fargo Bank, N.A. at 1-800-344-5128.

NOTE: Federal income tax law generally requires paying agents making payments on securities to withhold 28% of such remittance from holders who have failed to furnish the paying agent with a valid taxpayer identification number (either a social security or employer identification number, as applicable) or to otherwise establish an exemption from withholding. To avoid the imposition of that withholding, each Holder of Redeemed notes must submit an IRS Form W-9 or applicable IRS Form W-8 (in the case of a non-U.S. person) to the Paying Agent stating a valid taxpayer identification number when such Holder’s Redeemed Notes are surrendered to the Paying Agent for redemption.

NEWMARKET CORPORATION

By:	Wells Fargo Bank, N.A.,
Trustee